Exhibit 99.2

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group - VP - Corporate Relations

George Zoley The GEO Group - Chairman, CEO

Brian Evans The GEO Group - CFO

John Hurley The GEO Group - President - Corrections & Detention

Jorge Dominicis The GEO Group - President - GEO Care

CONFERENCE CALL PARTICIPANTS

Kevin Campbell Avondale Partners - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Manav Patnaik Barclays Capital - Analyst

Jon Conway Barclays Capital - Analyst

Chuck Ruff Insight Investments - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the GEO Group’s fourth-quarter 2011 earnings conference call. My name is Jeremy and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will begin facilitating a question-and-answer session towards the end of the conference. (Operator Instructions)

At this time I would like to turn the presentation over to your host for today’s call, Mr. Pablo Paez, Vice President of Corporate Relations. You may proceed, sir.

Pablo Paez - The GEO Group - VP - Corporate Relations

Thank you, Operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s fourth quarter and full year 2011 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention, and Jorge Dominicis, President of GEO Care. This morning we will discuss our fourth quarter and full year performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor Provisions of the Securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports. With that, please allow me to turn the call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group - Chairman, CEO

Thanks, Pablo, and good morning to everyone and thanks for joining us as we review our Company results and provide an update on our efforts to pursue quality growth opportunities. Organizationally, 2011 was another uniquely important year for the GEO Group with the integration of the Cornell Companies acquisition and the acquisition of B.I. Incorporated based in Boulder, Colorado. These key acquisitions and their successful integration into the GEO Group position GEO to become the world’s leading diversified provider in privatized correctional services.

GEO’s new profile includes 20,000 employees, 115 facilities and 80,000 beds located in the US, UK, Australia and South Africa. Financially, 2011 performance was the best in our history, with revenues climbing to $1.6 billion and pro forma net income of $98.5 million. But unfortunately, we fell short of some of our Company goals due to an unprecedented political and legal realignment in California of low security prisoners from the state down to the counties. This major policy change resulted in the deactivation of several GEO facilities contracted to the State which we are now marketing to County and Federal agencies who need detention and correctional beds in the State of California.

Turning to the fourth quarter, we activated the 1500-bed Riverbend Correctional Facility in Georgia, which is continuing its prisoner ramp up through May of this year. Our contract with the Georgia Department of Corrections marks our first project in this important market and is indicative of our continued growth at the state level. Additionally our US Corrections & Detention division continued to ramp up our new 650-bed Adelanto ICE Processing Center East, which is representative of our continued growth at the Federal level. In addition to these project activations, we’re in the process of completing three new expansion projects totaling approximately 1800 beds including two Federal projects in Texas and California and a State facility expansion in Indiana. We expect our capital investment in these projects will be completed by the mid-point of this year.

And as we look at the landscape of new growth opportunities, we continue to be optimistic regarding the outlook for our industry. Currently the states of New Hampshire and Arizona have active procurements totaling approximately 3,700 new beds, and as you know, the State of Florida has been considering a broad public/private partnership involving approximately 15,000 existing beds.

Internationally, the UK Ministry of Justice, known as MOJ, has an active procurement for the management of nine existing prisons totaling approximately 6000 beds which we expect will be awarded before the end of the year at which time we expect the MOJ will begin another prison managed only procurement of a similar or even larger size. The MOJ has also issued a procurement for the provision of electronic monitoring services covering all of England and Wales, which is— presently involves monitoring of 25,000 individuals on a daily basis, making it the largest electronic monitoring contract in the world.

Additionally, our diversified divisions within GEO Care continued to pursue several new business opportunities in each of their respective markets. As you can see we continue to have several quality growth opportunities and remain optimistic regarding the outlook of our industry. However, we also believe that it is important for our Company to carefully evaluate our capital investments and use of cash.

Following the integration of our recent acquisitions and as a result of our significantly improved cash flows, we’ve been consistently evaluating new ways to create shareholder value on an ongoing basis. In the last two years, we have executed significant stock buyback programs which we believe resulted in an enhanced value for our shareholders. And as we’ve continued to evaluate different ways to create shareholder value, our Board has decided to adopt a dividend policy which we believe will result in meaningful enhanced shareholder value while we continue to pursue quality growth opportunities.

As a starting point, we’ve announced today our intent to initiate a $0.10 quarterly dividend, or $0.40 annually, beginning in the fourth quarter of 2012. The adoption of this dividend policy is indicative of our long-term view that we can return value to our shareholders while continuing to naturally deleverage and pursue quality growth. We are mindful of our leverage and expect to use our excess cash flow to deliver over the next couple of years in tandem with our new dividend policy.

Today, we have issued our initial baseline guidance for 2012 which reflects several assumptions. Firstly, it assumes the continuation of all existing major contracts throughout the year. Unfortunately, we’ve been impacted by the California realignment, which led to the closure of the three facilities in our Michigan Facility and will also lead to the closure of the Golden State Facility on July 1, 2012. Brian will go over the specific financial details during his review. Our view is that our six California facilities, totaling 2900 beds, are well positioned for remission into California County Governments and Federal Agencies to whom we are marketing. But this will take additional time in order for us to be successful, and as we wait for the full impact of the California realignment on the counties by sometime mid-year. Therefore, from a budget and guidance viewpoint, we have conservatively assumed these facilities will remain vacant.

With respect to three new project openings in California, Texas and Indiana as well as the continued ramp-up of our 1500-bed Riverbend Georgia Facility and a 1000-bed Plainfield Indiana Facilities, both of which are currently only housing approximately 500 inmates each, our guidance assumes for the most part, startup and population ramp-up for most of the year. We expect that full annualized earnings contributions of these 4300 beds will not occur until 2013.

With respect to our large new prisoner transport contract in the UK through our joint venture Company GEOAmey it will also be in startup mode during 2012. This is the world’s largest single prisoner transportation contract involving approximately 3000 employees, 500 vehicles and 240 separate court locations. Our joint venture in the UK, GEOAmey, assumed the incumbent employees who are protected by European laws for a longer period of time than US standards. And additionally, our prisoner transport geographic service area is a much larger and reconfigured area covering approximately 80% of England and Wales. Both of these key issues require that we go slow this year on a workforce phase down for GEOAmey until the end of 2012.

For all these reasons, our initial baseline guidance for 2012 does not reflect our full earnings potential. However, with the normalization of our three new projects under development, the UK prison transport contract normalization, the potential reactivation of our idle facilities in California and the other new opportunities we expect, our financial performance and growth to continue to improve materially. Given our strong and predictable cash flow generation, which is backed by Company-owned assets and long-term contracts, we believe that the underlying value of our Company has not been reflected in our recent stock prices. In order to take advantage of what we see as a disconnect in the market, we have aggressively executed our stock buyback program and have now taken steps to more directly return part of our strong cash flows to our shareholders in the form of a future dividend payment.

We believe the strategic initiative will greatly enhance the value for our shareholders and reduce the cost of capital for the Company. We also believe that the declaration of quarterly dividends beginning in the fourth quarter of 2012 is appropriate given our continued diversification into non-capital intensive correctional services and the growing trend of managed only prison opportunities as reflected in the UK and in Florida. Now I would like to turn over the call to Brian for our financial review.

Brian Evans - The GEO Group - CFO

Thank you, George, good morning, everyone. As disclosed in our press release, we reported quarterly pro forma EPS of $0.39. Our fourth quarter pro forma EPS excludes $0.09 per share in after tax start up and transition expenses. Our total revenues for the quarter increased to $406 million from $374 million a year ago.

Breaking down each of our reporting segments, our US Corrections & Detention fourth-quarter revenue increased slightly to $243 million. In comparison to fourth quarter 2010, our fourth quarter ‘11 revenues reflect the deactivation of the Regional Correctional Center in New Mexico, and the Leo Chesney, California Facility which occurred in the second and third quarters of 2011 respectively. These facility deactivations were offset by the activation of our new contract with the Bureau of Prisons at our D. Ray James Facility in Georgia and the activation of the managed-only Blackwater River Facility in Florida, both of which began ramping up in the fourth quarter of 2010 and achieved normalized operations during 2011, as well as the activation of our new Adelanto ICE Center East in August 2011.

GEO Care’s fourth-quarter revenue increased to $109 million from $78 million in fourth quarter 2010. GEO Care’s 2011 fourth quarter revenues reflect the acquisition of B.I. in February 2011 and the activation of the Montgomery County, Texas Facility in March of 2011, offset by the deactivation of the Brooklyn Reentry Center in the third quarter 2011.

Our international services revenue for the quarter increased to $54 million from $52 million one year ago. Finally, we did not have any construction revenues during the quarter.

Our Company-wide adjusted EBITDA for the quarter grew to approximately $82 million from $68 million last year. Additionally, our adjusted funds from operations grew to approximately $48 million compared to approximately $39 million for the same period last year. And our full year adjusted funds from operations increase to more than $3 a share.

Moving to our initial financial guidance for 2012, as disclosed in our press release, we have provided our initial baseline guidance for the year and the first quarter. We expect our full year 2012 revenues to be in a range of $1.66 billion to $1.68 billion and we expect our 2012 pro forma earnings to be in a range of $1.50 to $1.60 per share excluding $0.07 per share in startup and transition expenses and international bid and proposal costs. Our 2012 adjusted EBITDA is expected to be in a range of $330 million to $340 million. Our first-quarter revenues will be in a range of $408 million to $413 million, and our pro forma earnings are expected to be a range of $0.30 to $0.32 per share excluding $0.04 per share in start up and transition expenses and international bid and proposal costs.

Compared to fourth quarter 2011, our first quarter 2012 is our lowest EPS quarter. As we’ve discussed previously, because of higher payroll taxes, which are front loaded in the beginning of the year and also because of traditional seasonal fluctuations in our Federal offender populations. Given the growth in our workforce as a result of the acquisitions of Cornell and B.I., as well as significant increases in unemployment tax rates, our first-quarter payroll tax expense is approximately $0.05 to $0.06 per share higher than in other quarters. Additionally, our first quarter 2012 reflects the deactivation of two of our in-state California facilities in late 2011, which represents a quarterly negative earnings impact of $0.01 to $0.02 per share. This along with higher payroll taxes and our traditional seasonal population fluctuations, accounts for the bridge between our fourth-quarter results and our first-quarter guidance.

As George discussed, our guidance for 2012 reflects several assumptions. In California, offender realignment plan, which went into effect on October 1, 2011, resulted in the cancellation of three of our in-state facility contracts as well as our out-of-state contract in Michigan. Our guidance for 2012 reflects these cancellations, and further assumes the closure of the Golden State Community Correctional Facility on July 1. This contract cancellation will have a year-over-year negative earnings impact of approximately $0.03 to $0.04, which includes a carrying cost associated with keeping the facility idle.

As George stated, we also expect to incur additional staffing expenses representing approximately $0.02 to $0.03 per share in the United Kingdom for our GEOAmey’s PECS project. These additional staffing expenses are related to the UK’s complicated incumbent employee rules which require us to retain existing staff longer than US standards. Further, because our GEOAmey contract award resulted in a larger and newly configured geographic area, we will need most of the year to safely scale down the workforce and fully implement our operational solution. As a result, we now expect our GEOAmey project to achieve normalized operations and profitability starting in 2013.

Our guidance does assume the activation of our remaining projects under development, which are scheduled to be activated during the first three quarters of this year. These new facility openings include the 600-bed Karnes Texas Civil Detention Center for ICE, a 512-bed expansion of the New Castle, Indiana facility and a 650-bed addition to the Adelanto ICE complex in California. In addition to the continued phase-in of the 1500-bed Riverbend, Georgia and 1000-bed Plainfield, Indiana facilities, which are currently only housing approximately 500 inmates each. It is important to note that these new facilities will mostly give rise to phase-in expenses during the year. Consequently, we expect a full annualized earnings contribution for these projects to be realized starting in 2013.

Finally, as George mentioned earlier, we are not including the reactivation of our idle facilities in our guidance for 2012. We believe this is the most prudent approach while we are actively marketing these facilities and remain hopeful that our efforts will result in the reactivation of a number of our idle facilities later this year. Our financial guidance includes carrying costs for our idle facilities, representing approximately $0.15 per share. More than half of these carrying costs are non-cash expenses. However, we expect that with the normalization of our GEOAmey joint venture, our three new projects under development and our Riverbend, Georgia and Plainfield, Indiana facilities, as well as with the potential reactivation of our idle facilities in the US, our financial performance will continue to show improvement.

During 2012, we expect to incur approximately $0.18 per share in intangibles amortization expense primarily related to the acquisitions of Cornell and B.I. And facility depreciation expenses to be expected to be approximately twice as large as our normalized level of maintenance CapEx of $30 million to $35 million. As a result of these large non-cash expenses embedded in our earnings guidance, we think that our adjusted funds from operations is an important measure of our Company’s strong cash flows and underlying profitability. We expect our 2012 adjusted funds from operations to be approximately $195 million to $205 million, or $3.18 to $3.34 per share.

I will echo what George discussed earlier, given our strong and predictable cash flow generation, which is backed by Company-owned assets and long-term contracts, we strongly believe that the underlying value of our Company has not been reflected in our recent stock price. In order to take advantage of this disconnect in the market, our Board authorized a stock buyback program last year for up to $100 million. Through the end of the fourth quarter, we have purchased approximately 4 million shares under the program for approximately $75 million, resulting in 61.8 million weighted average diluted shares currently outstanding.

More recently, our Board has been considering ways to more directly return our strong cash flows to our shareholders, and has adopted a new dividend policy which we believe will greatly enhance value for our shareholders base. As a starting point, we expect to declare dividends worth an aggregate of approximately $25 million per year, or approximately a $0.10 per share quarterly dividend, $0.40 annually, beginning in the fourth quarter of this year. We strongly believe that this new policy greatly enhances value for our shareholders.

Prior to initiating this dividend, we expect to use our excess cash flow to complete our projects under development and begin to pay down debt. We also expect to continue to naturally delever over the next couple of years and to pursue quality growth opportunities in tandem with our new dividend policy and our stock buyback programs, and we don’t see any of these efforts as mutually exclusive.

With regards to our capital availability, we currently have approximately $300 million in outstanding borrowings plus approximately $60 million set aside for letters of credit under our $500 million revolver, leaving approximately $140 million in available borrowing capacity under the revolver. With our available borrowing capacity, our $45 million in cash on hand and strong adjusted funds from operations of more than $200 million annually, we believe we have more than adequate liquidity to continue our Company’s efforts to grow and return value to our shareholders. Our current projects under development have been substantially completed. We have approximately $65 million in committed capital expenditures to be completed by the mid-point of 2012, after which we have no additional development CapEx commitments. With that, I will turn the call to John Hurley for an up date on GEO Corrections & Detention. John?

John Hurley - The GEO Group - President - Corrections & Detention

Thank you, Brian, and good morning, everyone. I’d like to address our business development efforts for GEO Corrections & Detention. I’ll start with the Federal market segment and the three Federal Government agencies we serve, the Federal Bureau of Prisons, United States Marshal Service and Immigration and Customs Enforcement, or ICE.

With regard to our current projects under development at the Federal level, we have completed construction and will activate our new 600-bed Civil Detention Center in Karnes County, Texas later this quarter under an inter-Governmental agreement between Karnes County and ICE. This $32 million Company-owned facility is expected to generate approximately $15 million in annualized revenues. As George mentioned, last year we began the intake of immigration detainees at the 650-bed Adelanto ICE Processing Center East through an inter-Governmental agreement between the City of Adelanto and ICE. We are in the process of constructing a new $70 million, 650-bed center adjacent to the existing one and expect to begin the intake of detainees at the new center in August of this year. At 1300 beds, the Adelanto ICE Detention complex is expected to generate approximately $42 million in annualized revenues.

With regard to existing federal contract rebids, we were recently awarded a new five-year contract by ICE for our South Texas Detention complex. Under the terms of a new contract, the contracted capacity at the facility will be 1800 beds with a 75% occupancy guarantee and the ability to surge to 1900 beds. The new contract is expected to generate approximately $45 million in annualized revenues at 1800 beds.

Our GEO Transport division is preparing to compete on two solicitations issued by the Federal government for the provision of secure transportation services in Dallas, Texas as well as throughout the southwest border. These two opportunities represent approximately $30 million to $50 million in annual revenues each.

Now I’d like to turn to the state market segment. As states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority which leads to increased interest in prison privatization projects. Many of our 12 state clients require additional beds as inmate populations continue to increase and aging inefficient prisons need to be replaced with new more cost efficient facilities. With regard to our recent project activations, we completed construction and activated our new $80 million Company-owned 1500-bed Riverbend Correctional Facility in Georgia this past December. We expect the 1500-bed facility to generate approximately $28 million in annualized operating revenues. Georgia is an important new state market for GEO due to its size as the fourth-largest state corrections organization in the United States and its continuing need for new facilities due to a combination of census growth and the replacement of older more expensive facilities.

We expect the prison ramp-up at Riverbend, Georgia Facility be — to be completed in May. In Indiana we had activated the 1000-bed Plainfield short-term offender program facility in early 2011, with an initial population of 300 inmates. The facility currently houses 500 inmates and is expected to continue its inmate ramp-up during 2012. Also in Indiana, we have substantially completed construction on a 512-bed expansion at the New Castle Correctional Facility under an agreement with the Indiana Department of Corrections. GEO is funding this $21 million expansion which is expected to open in the second quarter and will generate an additional $8 million in operating revenues.

Turning now to new state solicitations, we remain optimistic about the new growth opportunities in our industry. The States of New Hampshire and Arizona have pending procurements totaling approximately 3700 beds. You may recall, the State of Arizona had a pending RFP for 5000 in-state beds. In late December, the State decided to cancel this RFP and instead re-issue procurement for 2000 in-state beds. This new 2000-bed procurement has been re-issued by the State and we expect the contract award later this year.

In New Hampshire, the State has issued RFPs for the development and management of separate male and female facilities or a combined hybrid male and female facility totaling between 1500 and 1700 beds. The procurement allows for the development of new facilities or the renovation expansion of existing facilities. We expect an award under this procurement in the second half of this year.

As you may recall, the State of Florida had issued an RFP for the management and operation of all correctional facilities in a broad geographic area known as Region IV, totaling approximately 15,000 beds. The procurement was suspended last September after a Florida Circuit court ruled that the means through which the project was legislated was unconstitutional. But Florida legislator introduced a stand-alone legislation during the session but unfortunately the legislation was not approved by the Florida Senate in a very close vote taken last week. We believe that Florida’s legislative and executive leaders continue to support public/private partnerships that can result in significant savings for the taxpayers and improved offender rehabilitation. In fact the Governor stated in recent public comments that he may consider expanding the use of public/private partnerships in corrections under his current legal authority under Florida statutes. We will continue to monitor this potential opportunity in Florida and we also hope that other opportunities will develop at the State level over the coming years as states across the country look for ways to maximize savings and improve offender rehabilitation.

Next I’d like to update you on our international business development efforts. As George mentioned, last year we activated our new contracts with the Ministry of Justice in the United Kingdom for the provision of prisoner escorting custody services in all of Wales and England except London and the East of England under our new joint venture GEOAmey PECS. Our new GEOAmey joint venture employs approximately 3000 professionals responsible for approximately 500 vehicles and more than 2600 daily offender movements. As a result of complicated incumbent employee rules in the UK known as TUPE, we will be required to retain existing employees longer than by US standards. Further this contract, which is the largest prisoner transportation contract in the world, involved a complete geographic reconfiguration that now encompasses 80% of England and Wales. We expect GEOAmey to achieve normalized operations and profitability starting in 2013.

Additionally, our GEOAmey PECS project has increased our profile in the UK market and has positioned us to pursue additional growth opportunities. Specifically, the Ministry of Justice has begun a formal procurement to privatize nine existing public facilities which total approximately 6000 beds. We have been pre-qualified for this procurement and have submitted our initial facility bid selection. Companies are permitted to bid on up to six of the nine prisons and can be awarded long-term contracts of 7 to 15 years for the management of no more than five prisons. One of the nine prisons is currently managed by a private operator and the remaining eight prisons are currently operated by the public sector. Facilities range in size from 260 beds to more than 1100 beds. This procurement is intended to be followed by another solicitation involving 10 to 15 managed-only prisons.

In New Zealand, the Government had issued a procurement for a new 960-bed prison, but unfortunately we were not short listed based on our indicative proposal terms. In Australia, the Queensland Correctional Services has renewed our contract for the management of the Arthur Gorrie Facility for another five years taken the current contract term to December 2017. The contracts annual revenue is approximately $38 million.

As you can see, we are actively pursuing several meaningful opportunities in each of our core market, we remain optimistic about our industry and are enthusiastic about our position with that industry. At this time, I’ll turn the call over to Jorge Dominicis for a review of GEO Care. Jorge?

Jorge Dominicis - The GEO Group - President - GEO Care

Thanks, John, good morning, everyone. Each of our GEO Care divisions continues to pursue multiple growth opportunities. As you may remember, our residential treatment services division achieved a significant milestone in March with the activation of the 100-bed Montgomery County Mental Health Treatment Facility in Texas, which is expected to generate approximately $12.5 million in annualized revenues. The opening of this facility marks our entry into the mental health market in Texas which we believe may provide additional growth opportunities. In fact the State Legislature last session approved language authorizing the privatization of one additional state psychiatric hospital which could represent 200 to 300 beds.

In addition to Texas, several states including Georgia, Louisiana, South and North Carolina, Pennsylvania, Virginia and others, have indicated a desire to privatize state psychiatric hospitals or treatment centers. In North Carolina, for example, the State has issued an RFP for a 90-bed forensic hospital, which we expect will be awarded this quarter. In Virginia, we had submitted an unsolicited proposal for the management of the State’s sexually violent predator treatment facility involving approximately 250 beds. The State has decided to move forward with this process and is expected to make a contract award by July 1 of this year.

GEO’s correctional health services division has submitted a response to the State of Florida’s procurement for the provision of healthcare services in all 25 correctional facilities in Region IV, which we anticipate may be awarded in the second quarter. Our community-based services division has completed the operational integration of the B.I. non-residential day reporting re-entry services group. In the fourth quarter, we opened three new day reporting re-entry centers. We expect to compete for several formal solicitations from the Federal Bureau of Prisons for residential community-based re-entry centers across the country. Additionally we’re working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based re-entry services in both residential facilities as well as non-residential day reporting centers which have continued to show significant growth potential. Since our acquisition of B.I., we have added several new day reporting centers and the number of participants in our day reporting programs have increased from 1700 to more than 2100 offenders.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We’ve undertaken a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities in states like Pennsylvania, Ohio, Illinois, Texas and Colorado. We are very optimistic these efforts will improve the utilization of our youth facilities and our overall financial performance.

Finally, our B.I. subsidiary continues to successfully market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. B.I. is the world’s largest electronic monitoring service provider with the provision of monitoring services and devices for approximately 70,000 individuals. We expect a number of correctional agencies across the US to increase the use of electronic monitoring technologies to supervise offenders who have been placed under community supervision.

In the UK, we expect to participate in a procurement involving the provision of electronic monitoring for all of England and Wales. This procurement involves monitoring in-field support for approximately 25,000 individuals on a daily basis under a single service provider contract. Financially, it represents the largest single electronic monitoring contract opportunity in the world. We will be submitting a proposal to the MOJ through GEO UK with B.I. providing the necessary technical assistance and support.

With regards to B.I.’s ISAP contract with ICE, the presence - the President’s recommended budget for fiscal year 2013 reflects $18 million in additional funding for the ISAP program, a 50% increase. That represents a 40% increase, I’m sorry, over the program’s current funding run rate. At this time, I’d like to turn the call back to George for his closing remarks.

George Zoley - The GEO Group - Chairman, CEO

Thanks, Jorge. While we’ve experienced a few challenges and particularly related to our California contracts, our core operations in the US and internationally continue to deliver solid operational and financial performance. Our industry continues to experience overall positive trends with the significant growth opportunities in the states like New Hampshire, Arizona and others as well as the United Kingdom.

As a result of our significantly improved cash flows following our recent strategic acquisitions, we’ve been able to look for additional ways to create shareholder value. And in the last two years, we’ve executed significant stock buyback programs which we believe resulted in enhanced value for our shareholder base. Our Board has continued to evaluate new ways to create shareholder value and has recently decided to adopt a dividend policy which we believe will result in meaningfully enhanced value for our shareholders. This dividend policy is indicative of our long-term view that we can return value to our shareholders while still continuing to naturally deleverage and pursue quality growth. We are mindful of our leverage and continue - and expect to continue to use our excess cash flow to deleverage over the next couple of years in tandem with our new dividend policy and stock buyback program.

Given the large non-cash expenses embedded in our earnings, we think that our adjusted funds from operation is an important metric which provides a very good measure of our Company’s strong cash flow generation and profitability, particularly now that we have implemented a dividend policy. We expect our 2012 adjusted funds from operation to be approximately $195 million to $205 million or $3.18 to $3.34 per share. Given our strong and predictable cash flow generation which is backed by a Company-owned assets and long-term contracts, we strongly believe that the underlying value of the Company as not been reflected in our recent stock price. Therefore, we have aggressively executed our share buyback program and we expect to declare quarterly cash dividends beginning in the fourth quarter of this year which will over time more directly return our strong free cash flows to our shareholder base.

As I’ve expressed to you in the past, we view all of these initiatives to enhance shareholder value as complementary and non-pursuit to the detriment of the others. We believe that our diversified growth and investment strategy have positioned GEO as the leading provider of corrections, detention and treatment services through a GEO continuum of care that can deliver performance-based outcomes and significant cost savings for our clients worldwide while continuing to enhance value for our shareholders. This concludes our presentation and we would now like to open up the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Kevin Campbell with Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst

Good morning, thanks for taking my questions. Wanted to start with the community correctional facilities in California and was hoping you could give us a little bit more color on whether or not you’ve had any interest from the counties at this point or perhaps the Feds as their potentially displaced by inmates - by the new county inmates?

George Zoley - The GEO Group - Chairman, CEO

We’ve had interest indicated by both sectors. At the county level, the numbers that were being requested were not adequate for us to completely open the facilities and we really think it’s a timing issue, as I said, in my prepared remarks, that the brunt of the low-level security prisoners in California really won’t hit the counties til later on this year. And I think that will be the best time to make our case for meaningful contract opportunities to recommission those facilities.

Kevin Campbell - Avondale Partners - Analyst

And what about from the Feds at this point?

George Zoley - The GEO Group - Chairman, CEO

Well, I think California is a very important market for all three Federal agencies, but I guess most particularly, ICE and the Marshall, so we are marketing to those two particular agencies.

Kevin Campbell - Avondale Partners - Analyst

And have they been displaced to any great degree at this point or do you think that too will come later this year?

George Zoley - The GEO Group - Chairman, CEO

I think that too will come as counties have to decide who are they going to hold? Are they going to hold their own county prisoners or are they going to hold the Federal detainees?

Kevin Campbell - Avondale Partners - Analyst

Okay and then as you talk about the dividend, and also what’s going on with the pipeline of opportunities, what would have to happen for you not to do the dividend in the fourth quarter? Would you have to win a number of these opportunities that require a lot of capital or are you very committed to making that happen in the fourth quarter I guess?

George Zoley - The GEO Group - Chairman, CEO

I think we’re very committed to making that happen. I can’t foresee that the award of the any of the opportunities I’ve discussed would have any material impact on our issuance of the dividend. And I can’t really think of anything else unless it is wholly calamitous to our Company.

Kevin Campbell - Avondale Partners - Analyst

Right, and for - before for Arizona I think your prior bid was one where you were going to be using the state-owned land and therefore would be more along the managed-only contract level, do you anticipate that will be the case here in Arizona or would you just rather not comment given - ?

George Zoley - The GEO Group - Chairman, CEO

I’d rather not comment because we’re in a live competitive bid.

Kevin Campbell - Avondale Partners - Analyst

Yes, understood. The correctional healthcare opportunity in Florida, I know you guys have sort of talked about that before but it sounds given the specific, very specific mention of it here in the prepared remarks is one that you’re very interested, so was hoping maybe you could talk a little bit more about that, the total size of the opportunity as well as your intentions of potentially expanding beyond Florida because that’s a big market nationwide.

George Zoley - The GEO Group - Chairman, CEO

Well, it’s a big opportunity as was discussed with more than two dozen facilities, but it’s important to us to know that they’re located in our backyard, so to speak. So for an opportunity of that size, we’re going to move carefully in that kind of arena from a pricing and marketing standpoint. So this is kind - at this point kind of a one off because it’s in Florida.

Kevin Campbell - Avondale Partners - Analyst

Okay, so you’re not looking at getting into that business in particular and compete against an American service group or the other companies?

Jorge Dominicis - The GEO Group - President, GEO Care

Well, at this point, as George said, it is a one-off. It’s in our backyard. All of these facilities are within about a 2.5 hour drive of our national international corporate headquarters, so we can service them we think very easily. But it also has implications because the state has continually been exploring the idea of entering into a partnership for the provision of the operations at the same facilities. So we think that for all of those different reasons, it’s - it just makes lot of sense for us to compete and we’ve already submitted a proposal.

Kevin Campbell - Avondale Partners - Analyst

Okay, great. And last question, Brian, I was hoping you could give some modeling detail on what we should expect on an annualized basis for G&A, D&A, interest expense, capitalized interest, et cetera?

Brian Evans - The GEO Group - CFO

Sure, G&A I think will run about 6% of revenue, so we’re targeting $24 million to $26 million a quarter. Interest expense will probably be $19 million to $20 million a quarter. And depreciation will probably be around $19 million to $20 million a quarter also with additional intangibles amortization expense on top of that that’s probably $4.5 million to $5 million a quarter. As far as capitalized interest, I think we’ll have capitalized interest in the first half of the year, in the first two quarters that’s fairly consistent with fourth quarter this year. I think we were right around $1 million and we’ll probably be $750,000 or so per quarter in the first part of 2012.

Kevin Campbell - Avondale Partners - Analyst

Okay, and your G&A at 6% of revenues, that’s a little bit lower than where you’ve been the last two quarters, I guess it’s been 6.4%, 6.7% and you’ve done $26 million and $27.5 million, so did you make some cuts there or where is that coming from?

Brian Evans - The GEO Group - CFO

It’s a combination, we’ve made some adjustments in some of our cost as well as we had some one-off expenses incurred during the fourth quarter and the third quarter that we don’t expect to occur in 2012.

Kevin Campbell - Avondale Partners - Analyst

Okay, great. Thank you very much.

Operator

Tobey Sommer with SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks. In your prepared remarks, it seemed like part of the discussion around a dividend related to looking - seeing more opportunities kind of like Florida or the UK that didn’t require construction and kind of the capital behind owned facilities, is that a fair interpretation of your prepared remarks that you see more opportunities on kind of the managed-only side?

George Zoley - The GEO Group - Chairman, CEO

Because we’re a greatly more diversified Company at this point, and we see a number of opportunities that don’t require significant capital from the things in GEO Care like day reporting centers, even community-based facilities, the medical services to detentions and corrections where I think there will be more managed-only opportunities, because I think many, if not most, states have kind of leveled off in their prisoner population levels and now it’s kind of a process of re-engineering to get the most value for their dollar and often that means just sending out procurements that provide for the management-only opportunities of existing facilities.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

And then, I also wanted to get your perspective on Ohio’s process last year and I guess successfully selling one facility. Do you have an expectation that this year’s State budget session is going to yield a similar process or set of processes from new states?

George Zoley - The GEO Group - Chairman, CEO

I think I’ve discussed in the past that different states have different philosophies. For instance, I don’t think the State of Florida will ever sell a prison because I think they want to own all of their prisons. But there could be one-off’s in this area from other states around the country, but I don’t think it’s going to be of a significant scale.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

And then I wanted to ask one last question about your strategy in the UK, having successfully won a contract under a partnership format, what is the right way for you to proceed to address new business opportunities going forward? Do you feel like you have the scale and the reputation in that market to go independent now, or do you think it’ll be a combination of some independent and some partnership?

George Zoley - The GEO Group - Chairman, CEO

Well, thanks, for that very good question. It’s a nice opportunity for me to kind of brief what we’ve done in the UK. In the future, we will be bidding as GEO UK. We’ve relocated our offices to a community called Hurley, no relationship to John Hurley sitting to my right, but it’s a new much larger office building. We have a new Management team in place. And now having won the prisoner transport contract through our joint venture, we are one of the top 10 largest contractors to the MOJ now. And we are positioned with this new critical mass of new business to pursue the correctional opportunities whether they be in corrections for the management of prisons in the UK or even the new electronic monitoring opportunity. We will be pursuing all of them as GEO UK not through the GEOAmey joint venture. Operator?

Operator

Manav Patnaik with Barclays Capital.

Manav Patnaik - Barclays Capital - Analyst

Hello, good afternoon, guys. Congratulations on getting the Board to issue the dividend. Related to sort of the return to shareholders, I was just curious, last quarter you guys bought back $50 million of shares, half of your authorization, but this quarter even though the stock has sort of fallen more, you did only $25 million. I just wanted to sort of understand the thought process behind holding back on that additional $25 million.

George Zoley - The GEO Group - Chairman, CEO

Well, I think we felt comfortable as to where we ended up on the stock buyback program and in consideration of the dividend policy, we wanted to better position the Company for that. And we - I think we’ve done so and even by targeting the first distribution of dividends to be in the fourth quarter of this year. So, I think one thing did have an impact on the other.

Manav Patnaik - Barclays Capital - Analyst

Okay, fair enough. And then just to touch on B.I. a bit, so at the beginning of the year when you guys had made the acquisition, you had expected a revenue contribution of I think it was $115 million, but based on the supplemental you guys provided I guess it ended up only at $87 million. I just wanted to know what sort of fell short of your expectations and what we should expect sort of going forward? And somewhat related maybe that has to do with sort of the GEO Care margins which fell from I think it was 19% in the second quarter this year to the 17.5% that it’s hovering at today, like what should we expect around those two items?

Brian Evans - The GEO Group - CFO

So I think the first response to your question, Manav, is the - during the year we’ve reclassified or restructured B.I. and moved one of their operating divisions which is their day reporting centers into the community-based services division where the two fit together more strategically. So that - the revenue (inaudible) with those is sitting in the community-based services group. But overall for the year I think we projected about $115 million in revenue for B.I. and that’s right about where we ended up, it was maybe a little bit more than that. But - so the difference between those two, the amount of community, the amount of day reporting center revenue that ended up in community-based (inaudible) for the year.

George Zoley - The GEO Group - Chairman, CEO

It’s the realignment. And on the other front, I think the margin as a percent came down a little bit based on some startups. For example we had the Montgomery County facility and it was through the end of the year when we were still trying to get everything organized how we like it. I think this year you’ll see that number return to the 19% that you were talking about.

Manav Patnaik - Barclays Capital - Analyst

Okay, and on the international side, in terms of the average occupancy, it had been 100% for as long as I can remember when you started giving those numbers. I know it’s not a big move, but I just wanted to know if there was anything different going on as to why it was 99% this quarter, like has the contract shifted a bit or what’s going on there?

Brian Evans - The GEO Group - CFO

There’s one contract that has some occupancy sensitivity, it’s very modest and that is why you see the overall occupancy rate still very high. All of the other contracts, we continue to be paid for really a fixed fee for managing the facilities and making those spaces available.

George Zoley - The GEO Group - Chairman, CEO

I think you are talking about the UK and it’s the immigration facilities that have the population fluctuations because otherwise South Africa and Australia are at 100% or above.

Manav Patnaik - Barclays Capital - Analyst

Okay, fair enough. And then lastly, Brian, just a few items. One, what was the construction CapEx for this quarter or maybe for all of 2011 and what number should we model in based on development plans for 2012? And also, just what the implied cash taxes are for the 2012 guidance and what it should be going forward, maybe?

Brian Evans - The GEO Group - CFO

Well starting with the CapEx. So for fourth quarter 2011, CapEx was about - growth CapEx was about $36 million and maintenance CapEx was about $11 million. Going into Q1 we expect pretty a strong amount of growth CapEx in the first quarter about $40 million dropping down to $18 million to $20 million in Q2. And then maintenance CapEx probably about $8.5 million to $9 million per quarter.

Manav Patnaik - Barclays Capital - Analyst

So $60 million for the full year in terms of growth CapEx?

Brian Evans - The GEO Group - CFO

Approximately, that’s right, $60 million to $65 million I would say.

Manav Patnaik - Barclays Capital - Analyst

Okay, thanks. And then the cash taxes?

Brian Evans - The GEO Group - CFO

Cash taxes I’d say $20 million to $25 million.

Manav Patnaik - Barclays Capital - Analyst

Okay and is that range sustainable for the next couple of years or how should we think about that?

Brian Evans - The GEO Group - CFO

I think that over the next - it just depends on whether we’re able to continue to take the deductions that we are right now and that’s dependent on tax policy and how that changes or doesn’t change over the coming years.

Manav Patnaik - Barclays Capital - Analyst

Okay, all right fair enough. Thanks a lot, guys.

Operator

Emily Shanks also with Barclays.

Jon Conway - Barclays Capital - Analyst

This is Jon Conway filling in for Emily. I just had a question if we circle back on the dividend repurchase plans, can you refresh for us any specific target leverage you have for the business?

Brian Evans - The GEO Group - CFO

Well our current target - our current leverage is a little over four times right now. I think as we move through 2012, it will step up a little bit from there and then start to step down. And we would target longer term in the 3 to 3.5 range for consistent leverage.

Jon Conway - Barclays Capital - Analyst

Okay, but just - okay, appreciate it. Thank you very much.

Brian Evans - The GEO Group - CFO

As George mentioned earlier, once we complete these capital projects, we would expect to start deleveraging - delivering during 2012 and projecting back down around that four times by the end of 2012 even with paying the dividend and the capital projects that are going to be ongoing.

Jon Conway - Barclays Capital - Analyst

All right, thank you.

Operator

Chuck Ruff with Insight Investments.

Chuck Ruff - Insight Investments - Analyst

Hi. Can you talk a little bit more about what you expect going forward with the California realignment plan? I think when that was first announced, a lot of people did not feel like it would be successful, that there weren’t enough beds at local facilities, county facilities. So far they’ve obviously been able to stay on track, but I know it gets tougher from here, but I’m wondering, you’ve touched on this earlier, but I’m wondering if you could talk about that more specifically?

George Zoley - The GEO Group - Chairman, CEO

Well, the California realignment, I believe was to move a capacity of 25,000 to 30,000 beds from the state level down to the county level, but that movement occurs on a daily, weekly, monthly trickle down basis based on new people that are sentenced at - in the various courts and then have a sentence of three years or less. So it’s new people sentenced that will be going into the counties or rather in the state and its - it’ll start a cumulative impact on the counties as they use up whatever available bed capacity they have and then go beyond that and have need of bed space somewhere in the state. Now we don’t have that many beds available in the State of California. We only have a couple thousand beds. So it’s not - it’s though we’re the exclusive solution to that. We’re just trying to recommission our several facilities that are fairly small and distribute it around the state to recommission them to either counties or Federal agencies. But this will take time and as I said in my prepared remarks, we think that the brunt of the impact of the realignment won’t occur until mid-point of this year.

Chuck Ruff - Insight Investments - Analyst

Right. And do you expect that they’ll be able to reduce the number of inmates the way they want, or in order to do that, will they need the private prisons?

George Zoley - The GEO Group - Chairman, CEO

I don’t believe there’s 20,000 to 30,000 available beds in the State of California. I’m certain that some moves will be along the lines of early release, but as it all settles in, I think there will be a demand for all of the available beds in the State of California whether they will be government or private.

Chuck Ruff - Insight Investments - Analyst

Okay, thank you.

Operator

Thank you very much, and with no further questions, I’d like to turn the call back to your host for any closing remarks.

George Zoley - The GEO Group - Chairman, CEO

Well, we thank everyone for being on this call today and look forward to joining you again.

Operator

Thank you for your participation in today’s conference. Ladies and gentlemen, this does conclude the presentation. You may now disconnect. Have yourselves a wonderful day.